Thornburg Investment Trust 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of the Thornburg Core Plus Bond Fund (one of the portfolios constituting Thornburg Investment Trust) to the reference to us under the headings “Disclosure of Portfolio Securities Holdings Information” and "Independent Registered Public Accounting Firm".

/s/ PricewaterhouseCoopers LLP

New York, New York

September 29, 2023